EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-    ) and related Prospectus of The Geo Group, Inc. (formerly Wackenhut Corrections Corporation) and to the incorporation by reference therein of our report dated June 30, 2003, with respect to the consolidated financial statements of Premier Custodial Group Limited included in The Geo Group, Inc. Annual Report (Form 10-K/A-2) for the fiscal year ended December 29, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

London, England December 4, 2003